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                                                                   EXHIBIT 20(b)

                         [Letterhead of Odetics, Inc.]



                                  May 11, 1998


To Our Stockholders:

          On April 24, 1998, your Board of Directors declared a dividend distribution of Class A and Class B preferred stock purchase rights (collectively, the "Rights"). The Rights will be issued on May 11, 1998 to stockholders of record on that date and will expire in ten years. This letter and its attachment summarize certain key features of the Stockholder Rights Plan and the Board of Directors' reasons for adopting it. These documents should be kept with your Common Stock Certificates.

          The Rights contain provisions that should, along with certain charter and by-law provisions and certain provisions of the Delaware General Corporation Law, help protect the stockholders of Odetics, Inc. (the "Company") in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, a squeeze-out merger and other coercive or unfair takeover tactics. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares, and the Board of Directors does not believe they are in the best interests of the Company's stockholders.

          Over 1,700 companies, including approximately half the Fortune 500 companies and two-thirds of the Fortune 200 companies, have issued similar rights to protect their stockholders against these tactics. We consider the Rights to be very valuable in protecting both your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

          Your Board of Directors was aware when it acted that some people have advanced arguments that securities of the sort we are issuing deter legitimate acquisition proposals. We carefully considered these views and concluded that the arguments are speculative and do not justify leaving stockholders without any protection during the coming years. Your Board of Directors believes that these Rights represent a sound and reasonable means of addressing the complex issues of corporate policy.
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To Our Stockholders
May 11, 1998                                                              Page 2


          The Rights are not intended to prevent an acquisition of the Company and will not do so. However, they should deter any attempt to acquire the Company in a manner or on terms not approved by the Board of Directors. The Rights may be redeemed by the Board of Directors at a price of $0.001 per Right prior to the earlier of (i) ten days after the first public announcement of the accumulation, through open-market purchases, a tender offer or otherwise, of 15% or more of the combined number of the Company's shares of Common Stock by a single acquiror or group and (ii) ten business days (or such later date as may be determined by the Board) after a person or group commences or announces the intention to commence a tender offer or exchange offer for 15% or more of the Company's shares. Thus, the Rights should not interfere with any merger or business combination approved by the Board of Directors prior to that time.

          Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share and will not change the way in which you can presently trade the Company's shares.

          The Rights will expire May 10, 2008, which should give the Company adequate time to determine whether any further protection is required.

          The Board of Directors has been advised by legal counsel for the Company that the distribution of the Rights will not be taxable to you or to the Company. However, stockholders may recognize taxable income upon the occurrence of certain subsequent taxable events.

          In declaring the Rights dividend, we have expressed our confidence in the future of the Company and our determination that you, our stockholders, be given every opportunity to participate in that future.

                                    On behalf of the
                                    Board of Directors


                                    Joel Slutzky
                                    Chairman of the Board
                                    and Chief Executive Officer
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                                  ATTACHMENT
                                  ----------

                                 ODETICS, INC.

                         SUMMARY OF RIGHTS TO PURCHASE
                       SHARES OF SERIES A PREFERRED STOCK


          On April 24, 1998, the Board of Directors of Odetics, Inc. (the "Company") declared a dividend of one Class A preferred share purchase right (a "Class A Right") for each outstanding share of Class A Common Stock, par value $.10 per share, of the Company, and one Class B preferred share purchase right (a "Class B Purchase Right") for each outstanding share of Class B Common Stock, par value $.10 per share, of the Company. The Class A Rights and the Class B Rights are collectively referred to as the "Rights." The dividend is payable on May 11, 1998 (the "Record Date") to the stockholders of record on that date. Each Class A Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $1.00 per share, of the Company at a price of $75.00 per Unit (the "Purchase Price"), subject to adjustment. Each Class B Right entitles the registered holder to purchase from the Company one Unit of Series B Preferred Stock, par value $1.00 per share, of the Company at the Purchase Price per Unit, subject to adjustment. The Company's Series A Preferred Stock and the Series B Preferred Stock are collectively referred to herein as the "Preferred Stock." The description and terms of the Rights are set forth in a Rights Agreement dated as of April 24, 1998 (the "Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agent").

          Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the number of shares or voting power of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Continuing Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the number of shares or voting power of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto.

          The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing

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the Rights ("Rights Certificates") will be mailed to holders of record of the
Common Stock as of the Close of Business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

          The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 10, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

          The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Units of Preferred Stock of certain rights or warrants to subscribe for or purchase Units of Preferred Stock at a price, or securities convertible into Units of Preferred Stock with a conversion price, less than the then current market price of the Units of Preferred Stock or (iii) upon the distribution to holders of the Units of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Units of Preferred Stock) or of subscription rights or warrants (other than those referred to above).

          The number of outstanding Rights and the number of Units of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

          Units of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each Unit of Preferred Stock will be entitled to a dividend equal to any dividend declared per share of Common Stock. In the event of liquidation, each Unit of Preferred Stock will be entitled to a payment equal to any payment made per share of Common Stock. Each Unit of Preferred Stock will have one vote, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive an amount equal to the amount received per share of Common Stock. These rights are protected by customary anti dilution provisions.

          Because of the nature of the dividend, liquidation and voting rights, the value of each Unit of Preferred Stock purchasable upon exercise of the Rights should approximate the value of one share of Common Stock.

          In the event that, after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction with an Acquiring Person or an affiliate thereof, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or an affiliate thereof, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Rights, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Rights.

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          In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the number of shares or voting power of the outstanding shares of Common Stock, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock or Units of Preferred Stock (or cash, other securities or property) having a market value of two times the exercise price of the Rights.

          At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the number of shares or voting power of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the number of shares of the outstanding Common Stock, the Continuing Directors of the Company may exchange all or part of the Rights (other than Rights owned by such person or group which have become void) for Units of Preferred Stock at an exchange ratio of (subject to adjustment) which shall equal, subject to adjustment to reflect stock splits, stock dividends and similar transactions occurring after the date hereof, that number obtained by dividing the Purchase Price by the then current per share market price per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer is announced by any Person, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the number of shares or voting power of the shares of Company Common Stock then outstanding.

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Units of Preferred Stock on the last trading day prior to the date of exercise.

          At any time prior to the Distribution Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), upon the approval of a majority of the Continuing Directors. The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors, upon the approval of the Continuing Directors, in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights are also redeemable under other circumstances as specified in the Rights Agreement.

          The terms of the Rights may be amended by the Board of Directors of the Company, upon the approval of a majority of the Continuing Directors, without the consent of the holders of the Rights except that from and after a Distribution Date no such amendment may adversely affect the interests of the holders of the Rights.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

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          The Rights have certain anti-takeover effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because the Rights may be redeemed by the Company at the Redemption Price prior to the occurrence of a Distribution Date.

          A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

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